UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

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The following press release was issued on May 7, 2007.

Investor Contacts:	Media Contacts:
MacKenzie Partners, Inc.	Sard Verbinnen & Co
Dan Burch/Larry Dennedy	Hugh Burns/Lesley Bogdanow: 212-687-8080
1-800-322-2885	Paul Kranhold/Andrew Cole: 415-618-8750

ISS SUPPORTS TWO INDEPENDENT NOMINEES FOR ATMEL BOARD

Independent Nominees to Issue New Green Proxy Card to Enable
Atmel Shareholders to Remove Individual Nominees from Atmel Board

Incumbent Board Eroding Shareholder Value by Failing to Pursue
“Pure-Play” Microcontroller Strategy

Atmel’s Financial Results Reveal Further Deterioration Under Incumbent Board

San Jose, Calif., May 7, 2007 – The Independent Nominees to the Board of Directors of Atmel Corporation (Nasdaq: ATML) (the “Independent Nominees”) today announced that, in response to the report issued by Institutional Shareholder Services (“ISS”) indicating that it would support two of the Independent Nominees, the Nominees will issue a proxy supplement and new proxy card to enable Atmel shareholders to support a partial slate. The Independent Nominees also commented on the specifics of the ISS report and the deteriorating financial performance of the company under the current management and board.

In its report, ISS, one of the world’s leading providers of proxy voting and corporate governance solutions to the institutional marketplace, stated: “…we believe that inclusion of dissident nominees would help improve board’s independence and management oversight, and also diversify board expertise.” The ISS report also stated: “We believe that Atmel’s board could benefit from Mr. Brian S. Bean’s extensive investment banking experience, which would be valuable in assessing financial implications of strategic decisions such as portfolio divestment and asset sale. Meanwhile, Mr. Joseph F. Berardino’s extensive public accounting experience could help provide better oversight of accounting issues and internal controls.”

In commenting on Atmel’s current board, ISS stated: “…we are wary of the incumbent board members ability to provide the necessary oversight” and expressed concern over “the board’s ability to provide objective and thorough oversight.”

In a joint statement, the Independent Nominees said: “We strongly believe that it is in the best interests of all Atmel shareholders to remove the entire incumbent board and elect the full slate of nominees, rather than just the two that ISS indicated it would recommend, to ensure that we can effectuate our plan to maximize value for shareholders. That said, we have heard ISS’s and shareholders’ requests that they be given the ability to elect individual nominees to replace individual current Atmel directors and have modified our proxy card to facilitate such action. Accordingly, we have made this change to facilitate ISS’s ability to issue a revised recommendation to officially recommend the election of nominees Brian Bean and Joseph Berardino.”

The Nominees continued: “We respectfully disagree with ISS on three important issues: first, our plan and the company’s plan are fundamentally different; second, the Company’s first quarter results were not positive; and third, the Laub-Sugishita team lacks the experience to lead Atmel.

The Independent Nominees Have a Different – and Better – Plan for Atmel

The ISS report was mistaken in concluding that the Independent Nominees are offering a plan similar to management. The plan offered by the Independent Nominees is different in five critical respects. If elected, the Independent Nominees would:

  Sell the automotive business in its entirety. The Laub-Sugishita board plans to only sell Atmel’s German fabrication facility, which would harm customer relationships and foreclose the possibility of receiving a more attractive valuation for the entire business.

  Spin-off the Smart Card business. The Laub-Sugishita team has completely failed to address the future of this business, which continues to have low margins and inhibits laser-like focus on and growth in the microcontroller business. This business should be spun off to make Atmel a pure-play microcontroller company.

  Sell or wind down the NOR-Flash business. This low-margin under-scale business should also be divested to make Atmel a pure-play microcontroller company. The Laub-Sugishita Board plans to retain it.

  Initiate a $500 million to $1 billion Share Repurchase program. The Independent Nominees are committed to returning value to shareholders through a significant share repurchase program. The Laub-Sugishita Board is not.

  Hire an experienced and qualified CEO. The Independent Nominees believe Atmel needs a CEO who can lead the company through the necessary transition to a pure-play microcontroller company – and beyond and that the current board and management do not have that experience. The Independent Nominees have retained Korn/Ferry International, which has commenced the search for a new CEO.

The Independent Nominees noted that the ISS report recognizes that Atmel currently trades below its peers in the microcontroller market, which the Independent Nominees believe is due to the company’s continued presence in the automotive, Smart Card, NOR-Flash and other non-core businesses. The ISS report stated: “…comparable valuation analysis indicates that Atmel trades at a discount to its peers, particularly in terms of Price/Sales multiple.”

Commenting on the different plans, the Independent Nominees stated: “Our plan is fundamentally different from what is being proposed by the Laub-Sugishita team. Current management intends to preserve numerous businesses with low gross margins and low anticipated growth. In doing so, they will never be able to attain the 50% plus expected margins and valuation metrics of a truly pure-play microcontroller company.”

The Independent Nominees continued: “Regardless of their rhetoric about ‘focusing on the microcontroller segment,’ at its core, the Laub-Sugishita approach is nothing more than an exercise to cut costs rather than a strategy to sell or spin off business units and unlock significant value for shareholders. We are concerned that by the time the incumbents realize their mistake, it will be too late and Atmel will have lost the competitive edge and potential for increased value it has today.”

Atmel’s Poor First Quarter Results

The company’s Q1 2007 results are not reflective of “strong revenue growth” as ISS states. In fact, revenues continued to decline for the third consecutive quarter, losing another four percent from Q4 2006, since the Laub-Sugishita team seized control of Atmel.

Moreover, Microchip CEO Steve Sanghi recently stated in a 4/30/07 EE Times news article, that Atmel is slashing product prices by approximately 40% or more, which we believe is indicative of a desperate attempt to drive volume and show some progress with the incumbents’ flawed plan. In the article, Mr. Sanghi stated about Atmel: “Their competitors have walked away from accounts and they still take the price down 40 percent more. They are competing against themselves.” Although the company did not report first quarter operating margins, the Independent Nominees believe that these unnecessary price reductions are seriously eroding Atmel’s margins, and are negatively impacting the company’s long-term competitiveness.

Commenting on the results, the Independent Nominees stated: “The Laub-Sugishita Board and management also has not informed shareholders about the significant declines in the company’s cash generation since they assumed control. Atmel’s cash generation averaged $17 million per quarter during the fourth quarter of 2006 and first quarter of 2007, the first two full quarters under their leadership, based on the limited balance sheet information made available by the company. This is a dramatic decline, considering cash generation was more than $70 million per quarter from the fourth quarter of 2005 through the third quarter of 2006.

Atmel Needs New Leadership

ISS criticized the Sugishita-led board’s flawed process in hiring a new CEO. In its report, ISS stated, “We believe that the board seemingly acted in undue haste to appoint Mr. Steven Laub as the new CEO. Our review of the proxy material and discussions with the incumbent directors suggest that the board did not undertake a CEO search, and instead of appointing an interim CEO until the results of the scheduled special meeting were available, opted for [a] 24 months employment contract with Mr. Laub. We are also concerned about the board’s process leading to Mr. Laub’s appointment.”

The Independent Nominees stated: “We agree with ISS’s assessment of the Sugishita board’s flawed process in hiring Mr. Laub as CEO. We also believe that Mr. Sugishita, acting outside the scope of the Compensation Committee charter, inappropriately negotiated to award Laub a lavish and excessive compensation package, which is worth more than $10 million in cash, stock options and severance benefits. For these and other reasons, we believe that Mr. Sugishita must be removed from the Atmel board to clean the slate.”

The Independent Nominees continued: “We believe it is critical to have the right leadership and oversight team in place now to effectively execute a complex restructuring plan in time to position Atmel as an industry leader in the microcontroller space. The Sugishita-Laub led board and management simply do not have the technical expertise, customer relations savvy and international acumen to deliver. We believe the company’s declining financial results and continued emphasis upon ‘refocusing resources’ instead of actually exiting low margin businesses underscore the need for immediate action.

“We are offering a real plan to create value for all shareholders, and we have the experience and expertise to execute it. We recommend Atmel shareholders protect their investment now before it is too late by voting for the removal of all five Atmel directors and for the election of all five nominees on the GREEN proxy card.”

Instructions for Voting the New Green Proxy Card

Whereas the prior green proxy card only allowed shareholders to vote to remove five incumbent directors as a group, the new green card will allow Atmel shareholders to remove individual directors if they so choose. All shareholders of record as of April 5, 2007 will receive the new card. Any shareholder who has already cast a vote can change their vote on the new green card. Shareholders who have already cast their vote and don’t wish to change should not take any further action.

Atmel shareholders can review the Nominees’ plan, credentials and other important information at www.improveatmel.com or www.sec.gov.

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This press release contains forward looking statements which are included solely for the purpose of illustrating how the nominees plan to increase shareholder value so that you can cast an informed vote at the May 18, 2007 Special Meeting of Shareholders. As you know, predictions of future results are inherently uncertain and future results may differ materially from those set forth in these forward looking statements. While these forward looking statements were prepared based on the best information available to George Perlegos and the nominees, they were not prepared with the benefit of access to the company’s books and records and the accuracy and completeness of financial and other information obtained from publicly available sources and used in preparing these forward looking statements has not been independently verified. As a result, there can be no assurance that the estimates and assumptions underlying these forward looking statements conform to the current state of affairs at the company, that the nominees, if elected and having the benefit of access to the company’s books and records, will not determine that the best interests of shareholders require that modifications be made to the implementation of their plan to increase shareholder value or that the results or performance of the company as a result of the implementation of the nominees’ plan to increase shareholder value, whether or not modified, will not differ materially from the forward looking statements contained in this press release.

This press release constitutes proxy solicitation material and is intended solely to inform shareholders so that they may cast an informed vote at the Special Meeting of Shareholders. Except as provided by the federal securities laws, this press release may not be relied upon or used for any other purpose, including for purposes of making an investment decision with respect to the company’s securities.

Shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies filed by George Perlegos for use at the May 18, 2007 Special Meeting of Shareholders because they contain important information. The definitive proxy statement and a form of proxy have been mailed to shareholders of the company and, along with other relevant documents, are available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Mackenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to George Perlegos and the nominees, who are the participants in the proxy solicitation, is contained or referred to in the definitive proxy statement.